UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2020

RLI Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-09463	37-0889946
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9025 North Lindbergh Drive, Peoria, IL	61615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (309) 692-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock $0.01 par value	RLI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 27, 2020, RLI Corp. (the “Company”) in the ordinary course of business replaced its existing credit agreement (the “Old Credit Agreement”) by entering into a new credit agreement with Bank of Montreal, Chicago Branch, as Administrative Agent, and Bank of Montreal, Chicago Branch, as Lead Arranger and Sole Bookrunner, and the lenders that may from time to time become parties thereto, as Lenders (the “New Credit Agreement”). Capitalized terms not otherwise defined herein are defined in the New Credit Agreement. The following description of the New Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the New Credit Agreement, which is attached hereto as Exhibit 10.1.

The New Credit Agreement provides for an unsecured three-year $60 million revolving credit facility, with two optional one-year extensions permitted if certain conditions are met. The New Credit Agreement includes an “accordion” feature that allows the Company, under certain circumstances, to increase the size of the credit facility up to $120 million.

At the Company’s election, an advance may be made under the New Credit Agreement either: (1) for a specific one, two, three, or six-month term (“Eurodollar Borrowing”), or (2) same day borrowing using an alternative base rate (“ABR Borrowing”).

A Eurodollar Borrowing will bear interest at a rate per annum equal to the Adjusted LIBO Rate for the applicable interest period (the sum of (a) the LIBO Rate for such period multiplied by the Statutory Reserve Rate, plus (b) the applicable margin, which ranges from 1.000% to 1.750%, depending on the Company’s debt ratings). An ABR Borrowing will bear interest at a rate per annum equal to the Alternative Base Rate (the highest of (x) the rate of interest announced or otherwise established by the Administrative Agent as its prime commercial rate in effect on such day, (y) the rate determined by Administrative Agent to be the average on such day by two or more Federal funds brokers of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus ½ of 1%, and (z) the Adjusted LIBOR Quoted Rate for such day, plus 1%; plus the applicable margin (which ranges from 0.000% to 0.750%, depending on the Company’s debt ratings).

Commitment fees on the average daily unused portion of the New Credit Agreement are payable at rates per annum ranging from 0.125% to 0.275%, depending on the Company’s debt ratings. The New Credit Agreement may be used for working capital and other general corporate purposes. The New Credit Agreement termination date is March 27, 2023.

The New Credit Agreement contains certain affirmative and negative covenants, including those relating to, among other things, dividends, mergers, asset sales, investments and acquisitions, liens, transactions with affiliates, and other matters customarily restricted in such agreements. In addition, the New Credit Agreement requires that the Company maintain: (a) a ratio of consolidated indebtedness to consolidated total capitalization of not more than 0.35 to 1.00, and (b) certain Consolidated Net Worth requirements.

The Administrative Agent to the New Credit Agreement and its respective affiliates may engage in commercial banking, investment banking, financial advisory or other services with the Company and its affiliates for which they may receive customary compensation and expense reimbursement.

Item 1.02 Termination of a Material Definitive Agreement

On March 26, 2020, in connection with the consummation of the New Credit Agreement described in Item 1.01 above, the Company delivered a notice of termination regarding the Old Credit Agreement, with termination effective as of March 31, 2020. The Old Credit Agreement was dated as of May 24, 2018, with JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., as Lead Arranger and Sole Bookrunner, and established a credit facility in the amount of $50 million. The Old Credit Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 30, 2018.

Under its terms, the Old Credit Agreement was due to terminate on May 24, 2020. The Company did not have any borrowings outstanding under the Old Credit Agreement. In addition, the Company did not incur any early termination penalties in connection with the termination of the Old Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference hereunder.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Credit Agreement, dated as of March 27, 2020, among RLI Corp., The Lenders Party Hereto and Bank of Montreal, Chicago Branch, as Administrative Agent and Bank of Montreal, Chicago Branch, as Sole Bookrunner and Sole Lead Arranger.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RLI CORP.

Date: March 31, 2020	By:	/s/ Jeffrey D. Fick
Jeffrey D. Fick
Sr. Vice President, Chief Legal Officer & Corporate Secretary